EXHIBIT 99

CONTACT:

Hasbro, Inc.

Corporate Communications

Wayne Charness

(401) 727-5983

             or

Investor Relations

Karen Warren

(401) 727-5401

Hasbro Elects Michael Garrett to Its Board of Directors

PAWTUCKET, R.I.--(BUSINESS WIRE)—July 28, 2005--Hasbro, Inc. (NYSE:HAS) announced today that Michael Garrett, former Executive Vice President of Nestlé S.A., has been elected to the Company’s Board of Directors.

“Michael Garrett is a highly respected business leader with over four decades of international business experience,” said Alfred J. Verrecchia, President and Chief Executive Officer of Hasbro, Inc. “His experience will be invaluable as we seek to continue to grow our global business.”

Alan G. Hassenfeld, Chairman of Hasbro, Inc., said, “Mr. Garrett’s extensive international expertise coupled with his significant consumer products’ experience make him an ideal fit for the Hasbro Board.”

Mr. Garrett started his career at Nestlé in 1961 as a trainee at Crosse and Blackwell. During his 44-year tenure with the company, he held positions of increasing responsibility, culminating as the Executive Vice President of Nestlé S.A., where he was responsible for Asia Pacific, Africa and the Middle East.

A citizen of Australia, Mr. Garrett served the Government of Australia as Chairman of the Food Industry Council. He was also a Member of the Turkish Prime Minister Advisory Group and of the World Trade Organization Business Advisory Council in Switzerland.

In addition to his role on Hasbro’s Board, Mr. Garrett is also a Board Member of Nestlé companies in India and Japan, and serves as Non-Executive Director on the Boards of Prudential plc UK and the Bobst Group in Switzerland. Mr. Garrett was born in India and is a graduate of the IMD Business School in Lausanne, Switzerland.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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